Registration No. [_______]

As filed with the U.S. Securities and Exchange Commission on October 15, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVATIVE DESIGNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0465528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

124 Cherry Street, Pittsburgh, PA	15223
(Address of Principal Executive Offices)	(Zip Code)
2003 Stock Grant Plan
(Full title of the plan)

Joseph Riccelli,

Chief Executive Officer

Innovative Designs, Inc.

123 Cherry Street

Pittsburgh, PA 15223

(Name and address of agent for service)

412.799.0350

(Telephone number, including area code, of agent for service)

With a Copy to:

John L. Thomas, Esquire

18 Beth Drive

Moorestown, NJ 08057

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered (1)	registered	per share	price	registration fee (2)
COMMON STOCK	800,000	$.35	$280,000	$33.94

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan, as defined below, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) This estimate is made pursuant to Rule 457(h) under the Securities Act solely for the purpose of determining the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported by the OTCQB “The Venture Market” on October 10, 2018, ($.35).

EXPLANATORY NOTE

This Registration Statement registers an additional 800,000 shares of common stock, par value $.0001 per share (the “Common Stock”) for which registration statement (SEC File No. 333-110582) relating to the same 2003 Stock Grant Plan is effective.

PART 1

Item 1. Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the instructions to Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the instructions to Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference. The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The Registrant’s latest Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest Annual Report or prospectus referred to in (a) above; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form SB (File No. 333-103746), filed by the Registrant with the SEC under Section 12(g) of the Exchange Act, on March 11, 2003, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the securities registered hereunder are being given by John L. Thomas, Esquire. Mr. Thomas beneficially owns 165,000 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Seventh of the Registrant’s Restated Certificate of Incorporation  provide for indemnification and/or exculpation to the fullest extent authorized by the Delaware Corporation Law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or was serving at the request of the Registrant as a director or officer of any other enterprise.  Article 9 of the Registrant’s By-Laws provides that subject to the provisions of Delaware Corporation Law, the Registrant shall indemnify any person against liabilities and other expenses incurred in connection with services to the Registrant if it is determined that such person acted in good faith and in a manner which such person reasonably believed was in the best interest of the Registrant.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law, Article Seventh of the Registrant’s Certificate of Incorporation and Article 9 of the Registrant’s By-Laws.

Item 7. Exemption From Registration Claimed.

Not applicable

Item 8. Exhibits.

The following Exhibits are filed herewith this registration statement:

Exhibit No.	Description
3.1	Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Annual report on Form 10-K, filed February 12, 2015)

3.2	By-Laws of the Registrant (incorporated by reference to the Registrant’s registration statement on Form SB Commission File No. 333-103746 filed march 11, 2003)

5.1*	Opinion of John L. Thomas, Esquire

10.1	2003 Stock Grant Plan (incorporated by reference to the registrant’s registration statement on Form S-8 Commission File No. 333-110582)

23.1*	Consent of Louis Plunge & Company, LLP. Independent Registered Public Accounting Firm

23.2*	Consent of Counsel (included in Exhibit 5.1)

*Filed herewith

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o (d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 15th day of October, 2018

Innovative Designs, Inc.

By:  /s/ Joseph Riccelli

Joseph Riccelli, Chief Executive Officer (Principal Executive Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the 15th day of October, 2018.

Signature	Title

/s/ Joseph Riccell	Director and Chairman (Principal Executive Officer and Principal Accounting Officer)
Joseph Riccelli

*	Director
Robert D. Mounsour

/s/ Daniel P. Rains	Director
Daniel P. Rains

/s/ Dean P. Kolocounis	Director
Dean P. Kolcouni